                                                                    Exhibit 99.2
News Release
------------


Media Contact:               Clarence Ehlers
                             (219) 273-7327
Analyst/Investor Contact:    Joseph A. Rainis
                             (219) 273-7158



MITSUOKI HINO ELECTED TO NATIONAL STEEL CORPORATION'S BOARD OF DIRECTORS

Mishawaka, IN, October 27, 1998 National Steel Corporation (NYSE:NS) today announced that its Board of Directors has elected Mitsuoki Hino, General Manager, Sales and Production Planning of NKK Corporation, as a director effective October 26, 1998. Mr. Hino replaces Mr. Osamu Sawaragi who retired as a director on October 25, 1998. Mr. Hino brings to National Steel nearly 27 years of experience and expertise in sales and production planning and has worked at NKK's Keihin Works, Fukuyama Works and, most recently, the Steel Division Headquarters in Tokyo.

Mr. Hino joined NKK Corporation, Japan's second largest steel company and National Steel's majority shareholder, following graduation from the University of Tokyo in 1971 with a B.S. degree in Law. Since joining NKK, Mr. Hino has served in a number of high-ranking capacities. Prior to assuming his current position as General Manager, Sales and Production Planning in 1995, Mr. Hino served as Director of Human Resources from 1993 to 1995, and Senior Manager, Planning from 1992 to 1993.

Headquartered in Mishawaka, Indiana, National Steel is the fourth largest integrated steel company in the United States, with annual shipments of approximately six million tons of flat rolled products. National Steel employs approximately 9,400 people. Visit National Steel's website at:
www.nationalsteel.com.